Portfolio Highlights Q4 2021 1Portfolio size is based on the unpaid principal balance of our debt investments and the fair value of our real estate owned (REO) in each case as of December 31, 2021. Portfolio size, average investment balance and number of investments include our REO. 21st mortgage loan weighted average years to maturity based on maturity date assuming no options to extend are exercised. See our Form 10-K or 10-Q most recently filed with the SEC for maximum maturities assuming all extensions are exercised. 3Weighted average of loan-to-value at origination, based on current loan balance as of December 31, 2021. 1 Exhibit 99.1

Fixed Rate Floating Rate Portfolio Highlights Loans by Floating vs. Fixed Rate Based on the par value of loan investments as of 12/31/2021. Subject to change without notice. *The senior position does not protect against default, and losses may still occur. Past performance is not a guarantee of future results, and there is no assurance that we will achieve our investment objectives. InPoint invests primarily in floating rate senior loans secured by commercial real estate properties across the U.S. We believe floating-rate senior secured lending is well positioned for yield and value preservation across market cycles.* 2

Investments by type are based on the par value of loan investments and the fair value of REO as of 12/31/2021. Subject to change without notice. First mortgage loans finance commercial real estate properties and are loans that generally have the highest priority lien among the loans in a foreclosure proceeding on the collateral securing the loan. The senior position does not protect against default, and losses may still occur. Credit loans, also called mezzanine loans, are secured by one or more direct or indirect ownership interests in an entity that directly or indirectly owns real estate. REO, which stands for “real estate owned,” represents real estate we have acquired through foreclosure, deed-in-lieu of foreclosure, or purchase. Portfolio Highlights Investments by Type 1st Mortgage REO 1st Mortgage Loans 3

Based on the par value of loan investments as of 12/31/2021. Subject to change without notice. Portfolio Highlights Loans by Region New England 3% West Southwest Great Lakes Southeast 4% 4

Portfolio Highlights Loans by Property Type Mixed Use 2% Based on the par value of loan investments as of 12/31/2021. Subject to change without notice. Multifamily Office Hospitality 5% Industrial 4% 5